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                                                                   Exhibit 10.14

               FOURTH AMENDMENT TO THE CHAMPION ENTERPRISES, INC.

             2000 STOCK COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS


         In accordance with Board resolutions adopted by the Board of Directors of Champion Enterprises, Inc. (the "Corporation"), the Champion Enterprises, Inc. 2000 Stock Compensation Plan For Nonemployee Directors (the "Plan") is hereby amended effective December 2, 2003 as set forth below:

1. Amendment to Section 2.1 of the Plan. Section 2.1 is hereby amended, effective as of January 1, 2004, to read as follows:

         2.1 Stock Retainers. Stock Retainers shall be subject to the following provisions:

                 (A) Except as provided in paragraph (b) of this Section 2.1, effective on each Annual Meeting date through and including the Annual Meeting date for the year 2005, each individual elected or reelected as a Director at an Annual Meeting shall be paid a Stock Retainer consisting of 7,000 Restricted Shares of Common Stock for his or her services as a Director until the next Annual Meeting of Shareholders. Any Director who is appointed to serve as the chairperson of a Board committee during such year shall receive an additional 1,050 shares of Common Stock (subject to the election in Section 2.2 below).

                 (B) Any new Director who is appointed by the Board to fill a vacancy on the Board or who becomes a committee chairperson prior to an Annual Meeting shall receive a Stock Retainer consisting of a prorated number of Restricted Shares for such interim term (subject to the election in Section 2.2 below).

                 (C) The restrictions on the Restricted Shares granted pursuant to a Stock Retainer shall lapse on 50% of the Restricted Shares upon a Director's completion of six months of service on the Board following the Stock Retainer Grant Date and shall lapse on 100% of the Restricted Shares upon a Director's completion of one year of service on the Board following the Stock Retainer Grant Date. A Director who terminates his or her service on the Board prior to the lapse of such restrictions shall forfeit the Restricted Shares for which the restrictions have not lapsed as of the date of his or her termination of Board services. Restricted Shares may not be transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions have lapsed. Prior to the lapse of restrictions, a Director holding Restricted Shares granted



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         hereunder may exercise full voting rights with respect to the
         Restricted Shares. Also during the restriction period, a Director shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Shares. If any dividends or distributions are paid in shares of Common Stock during the restriction period, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the Restricted Shares with respect to which they were paid.

                 (D) Each certificate representing Restricted Shares shall bear the following legend:

                 The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Champion Enterprises, Inc. 2000 Stock Compensation Plan for Nonemployee Directors (as amended and restated effective December 2, 2003) ("Plan"), rules and administrative guidelines adopted pursuant to such Plan and the Stock Retainer grant of Restricted Shares dated __________, 200__. A copy of the Plan, and such rules and administrative guidelines that pertain to the Stock Retainer grant of Restricted Shares may be obtained from the General Counsel of Champion Enterprises, Inc.

2. Continuation of Plan. Except as amended above, the Plan shall remain in full force and effect.

                 IN WITNESS WHEREOF, this 4TH Amendment to the Champion Enterprises, Inc. 2000 Stock Compensation Plan for Nonemployee Directors has been executed on behalf of the Corporation on this the ____ day of _____________, 2003.


                                       CHAMPION ENTERPRISES INC.



                                       By:_______________________
                                              Albert A. Koch
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer



BOARD APPROVAL OF AMENDMENT:  12/2/03